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                                                                  Exhibit (a)(8)

FOR IMMEDIATE RELEASE
---------------------

                 MEADOWCRAFT, INC. REACHES AGREEMENT WITH ENTITY
                  CONTROLLED BY CHAIRMAN SAMUEL R. BLOUNT FOR
              ACQUISITION OF ALL OUTSTANDING SHARES OF THE COMPANY

         Birmingham, Alabama (May 13, 1999) -- Meadowcraft, Inc. (NYSE: MWI) and MWI Acquisition Co. today jointly announced that they have executed a definitive merger agreement pursuant to which MWI Acquisition Co. will purchase for $10 per share in cash all outstanding shares of Meadowcraft, Inc. not already directly or indirectly owned by Samuel R. Blount, Meadowcraft's Chairman and controlling stockholder, or members of his family, for an aggregate of approximately $53.2 million. MWI Acquisition Co. is a Delaware corporation and wholly-owned subsidiary of SRB-MWI, L.L.C., a Nevada limited liability company of which Mr. Blount is a Member and the sole Manager.

         The merger agreement provides that MWI Acquisition Co. will commence a tender offer within five business days. Pursuant to the merger agreement, any shares not purchased in the offer (other than shares as to which appraisal rights have been perfected) will be acquired for the same price in cash, in a second-step merger. Meadowcraft currently has approximately 19.7 million shares outstanding. Through SRB-MWI, L.L.C., Mr. Blount and members of his family currently own approximately 14.4 million shares or 73 percent of the outstanding shares of Meadowcraft.

         The tender offer will be subject to the satisfaction or waiver of certain conditions, as set forth in the Offer to Purchase to be delivered to the shareholders of Meadowcraft. The offer is not conditioned upon any minimum number of shares being tendered, and neither the offer nor the merger is subject to any financing condition.

         The merger agreement was approved by the Board of Directors of Meadowcraft following the unanimous recommendation of a Special Committee of non-employee independent directors of Meadowcraft. Wachovia Securities, Inc. has served as financial advisor to the Special Committee of Meadowcraft, and has rendered to the Special Committee its opinion that the per share consideration to be paid pursuant to the offer and in the merger is fair, from a financial point of view, to the public stockholders.

         The surviving corporation of the merger will continue to conduct Meadowcraft's present business and will retain the name Meadowcraft, Inc. All members of the management and Board of Directors of Meadowcraft will continue to serve in their present positions.



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         Meadowcraft is a leading domestic producer of casual outdoor furniture and is the largest manufacturer of wrought iron furniture in the United States. The company designs, manufactures, and distributes a variety of consumer products, including outdoor and indoor furniture and accessories, outdoor cushions and umbrellas, and garden products.

 FORWARD-LOOKING STATEMENTS

         The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the company's expectations, hopes, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statement. It is important to note that the company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others, its customer concentration; seasonality; cyclicality; fluctuation of price of raw materials; risk of business interruption; dependence on key personnel; control by existing stockholders; government regulation; shares eligible for future sale; dilution; and possible volatility of stock price. Prospective purchasers of the common stock should consult the risk factors listed from time to time in the Company's Reports on Form 1O-Q, 8-K, 1O-K, and Annual Reports to Stockholders.

[Contact: Steven C. Braswell, Vice President - Finance, Telephone: 205-715-4280]


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